EXHIBIT 99

                        MONSANTO COMPANY AND SUBSIDIARIES
              COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                              (Dollars in millions)

                                              Six Months Ended
                                                   June 30,                          Year Ended December 31,
                                              ----------------         ------------------------------------------------
                                               1998       1997         1997       1996       1995       1994       1993
                                               ----       ----         ----       ----       ----       ----       ----
Income from continuing operations
     before provision for income taxes         $666*      $642*        $366*      $553*      $645*      $636       $427
Add
     Fixed charges                              173        103          236        172        178        140        141
     Less capitalized interest                   (5)        (8)         (14)        (9)        (5)        (4)        (7)
     Dividends from affiliated companies          1          1            4          6          3          2          5
Less equity income (add equity loss)
     of affiliated companies                    (15)       (28)         (20)        42         (3)        (4)       (20)
                                             -------    -------      -------    ------    --------   --------    -------
         Income as adjusted                    $820       $710         $572       $764       $818       $770       $546
                                               ====       ====         ====       ====       ====       ====       ====


Fixed charges
     Interest expense                          $142       $ 69         $170       $119       $132       $100       $101
     Capitalized interest                         5          8           14          9          5          4          7
     Portion of rents representative
       of interest factor                        26         26           52         44         41         36         33
                                              -----      -----       ------     ------     ------     ------     ------
         Fixed charges                         $173       $103         $236       $172       $178       $140       $141
                                               ====       ====         ====       ====       ====       ====       ====


Ratio of earnings to fixed charges             4.74       6.89         2.42       4.44       4.60       5.50       3.87
                                               ====       ====         ====       ====       ====       ====       ====


* Includes charges for restructuring, acquired in-process research and development and other unusual items of $13 million and $135 million for the six months ended June 30, 1998 and 1997, respectively, and $684 million, $376 million and $90 million for the years ended December 31, 1997, 1996 and 1995, respectively. Excluding these unusual items, the ratio of earnings to fixed charges would have been 4.82 and 8.20 for the six months ended June 30, 1998 and 1997, respectively, and 5.32, 6.60 and 5.10 for the years ended December 31, 1997, 1996 and 1995, respectively. The ratio was not materially affected by the restructuring and other unusual items in 1994 and 1993.